EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

The registrant has the following subsidiaries:

•	Mesa Energy, Inc., a Nevada corporation
•	Mesa Energy Operating, LLC, a Texas limited liability company (subsidiary of Mesa Energy, Inc.)
•	Tchefuncte Natural Resources, LLC, a Louisiana limited liability company (subsidiary of Mesa Energy, Inc.)
•	Mesa Gulf Coast, LLC, a Texas limited liability company (subsidiary of Mesa Energy, Inc.)
•	Mesa Midcontinent, LLC, a Texas limited liability company (subsidiary of Mesa Energy, Inc.)